Exhibit 15.1

Suites 1701-02, 17/F., 308 Des Voeux
SR CPA & Co. CERTIFIED PUBLIC ACCOUNTANTS	308 Des Voeux Road Central, Sheung Wan, Hong Kong
香港上環德輔道中308號富衛金融中心17樓1701-02室
Tel電話: (852) 2123-1695
Fax傳真: (852) 2122-9481

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No.333-287845) of our report dated May 13, 2026, relating to the consolidated balance sheets of Wellchange Holdings Company Limited and its subsidiaries (collectively, the “Company”) as of December 31, 2025 and 2024, and the consolidated statements of income and comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for the years ended December 31, 2025 and 2024 and the related notes (collectively referred to as the “financial statements”) ..

/s/ SR CPA & Co
SR CPA & Co

Hong Kong
May 13, 2026